Exhibit 10.14(P)

EXECUTION VERSION

TWELFTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Twelfth Amendment to Search and Advertising Services and Sales Agreement (this “Twelfth Amendment”) is entered into to be effective as of September 18, 2015 (“Twelfth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”) and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”);

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of Microsoft providing Yahoo with continued access to the Microsoft Data Feeds through the Term (unless otherwise specified in the Agreement), and the mutual promises contained herein, the parties agree as follows:

1.        Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2.        Other Indemnification Rights. Section 16.1.7 is added as follows:

3. 16.1.7(a) Yahoo!‘s provision of Customer data to Microsoft through the data provisions protocols agreed by the parties or in a manner requested by Microsoft as part of the transition of sales responsibilities under Section 5.13; or (b) except to the extent that any Third Party Claim arises out of or is based on a Yahoo! Indemnified Party’s collection of Customer data in a manner that does not comply with applicable law, Microsoft’s use of Customer data provided by Yahoo to Microsoft as part of the transition of sales responsibilities under Section 5.13 or Microsoft’s ongoing management of Customers.

4.        Data. Section 2.7 is added as follows:

2.7      In order to ensure continued collaboration between the parties, Microsoft and Yahoo agree that Yahoo shall not use the data from the Microsoft API described in Section 2.2.4(b), the Apollo data feeds, or the advertiser business intelligence described in Exhibit B (collectively, the “Microsoft Data Feeds”) (i) to develop or improve Yahoo’s Gemini product offering (or any other similar product offering), including by way of using real-time advertiser bidding data to competitively advantage the Gemini marketplace or (ii) use information taken from the Microsoft Data Feeds following the date hereof to sell Gemini to advertisers, including by providing to advertisers comparisons of the relative performance of Gemini and Paid Listings from Microsoft’s Paid Search Services; provided, however, that Yahoo is not prohibited from:

(a) using the Microsoft Data Feeds in its capacity as a publisher to optimize user experience or monetization per the Agreement on the Yahoo Properties and Yahoo Syndication Properties, including decisions to display Microsoft Paid Listings from Microsoft’s Paid Search Services as compared to Gemini or other advertisements; and

EXECUTION VERSION

(b) using its own, third party or public data in connection with Gemini sales activities.

The foregoing prohibition on Data Feeds usage also applies to Yahoo sharing or allowing usage by third parties.

For clarity, the provisions of Section 12 (Confidentiality) of this Agreement continue to apply to the Microsoft Data Feeds, if applicable. Microsoft agrees to continue to provide the Microsoft Data Feeds to Yahoo through the Term (unless otherwise specified in the Agreement); provided, however that certain data contained in the Microsoft Data Feeds will no longer be available in a given market upon the completion of the Sales Transition Period for such market.

5.        Miscellaneous. This Twelfth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Twelfth Amendment may be executed in multiple textually identical counterparts, each of which constitutes an original and all of which collectively shall constitute one and the same instrument. This Twelfth Amendment may be amended or modified only by an agreement executed by an authorized representative of each party. This Twelfth Amendment binds the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Twelfth Amendment does not alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Twelfth Amendment and any provisions of the Agreement, this Twelfth Amendment shall control with respect to the subject matter hereof.

6.        IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Twelfth Amendment as of the Twelfth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Ian R. Weingarten	By:	/s/ Rik van der Kooi

Name:	Ian R. Weingarten	Name:	Rik van der Kooi

Title:	SVP, Corporate Development and Partnerships	Title:	CVP Microsoft Advertising

Date:	10/2/15	Date:	9/21/15